Exhibit 99.1

Essential Properties Announces Second Quarter 2018 Results

- Completed Initial Public Offering and a Concurrent Institutional Private Placement -

- Closed Record Quarterly Investments of $214.4 Million at a 7.6% Wtd. Avg. Cash Cap Rate -

- Grew Service-Oriented and Experience-Based Tenancy to 90% of Cash ABR -

August 8, 2018

PRINCETON, N.J.--(BUSINESS WIRE)--Essential Properties Realty Trust, Inc. (NYSE: EPRT; “Essential Properties” or the “Company”), today announced operating results for the three and six months ended June 30, 2018.

Second Quarter 2018 Financial and Operating Highlights

•	Invested $214.4 million in 86 properties at a 7.6% weighted average cash cap rate
•	Increased total revenues 63% to $21.7 million
•	Net income increased 71% to $3.5 million
•	Increased Funds from Operations (“FFO”) 81% to $9.6 million
•	Increased Adjusted Funds from Operations (“AFFO”) 68% to $8.5 million

First Half 2018 Financial and Operating Highlights

•	Invested $278.5 million in 114 properties at a 7.7% weighted average cash cap rate
•	Increased total revenue 79% to $41.9 million
•	Net income increased 75% to $4.6 million
•	Increased FFO 87% to $17.8 million
•	Increased AFFO 79% to $15.9 million

CEO Comments

Commenting on the second quarter results, Essential Properties’ President and Chief Executive Officer, Pete Mavoides, said, “We are excited to report our second quarter results, which are our first as a public company. These results reflect nearly two and a half years of effort invested in building an experienced team of net lease professionals and developing the systems required to source, underwrite, close and manage a diversified portfolio of single-tenant net lease assets that are primarily leased to service-oriented and experience-based businesses. On June 20, 2018, we priced our initial public offering of common stock and a concurrent institutional private placement, raising approximately $618.8 million of gross proceeds (inclusive of the underwriters’ partial exercise of an option to purchase additional shares). During the quarter, we grew our portfolio 20% by investing a record $214.4 million into high-quality net lease properties with long-term leases. Accomplishing this record level of quarterly investments while simultaneously completing this transformative capital raise is testament to the quality, depth and experience of the team at Essential Properties. In addition, we are highly optimistic entering the second half of the year having fortified our balance sheet with over $450 million of liquidity to capitalize on our growing investment pipeline. I would like to thank our team for their outstanding commitment, dedication and hard work during the quarter.”

Financial Results

Total Revenue

Total revenue for the quarter ended June 30, 2018 increased 63% to $21.7 million, as compared to $13.3 million for the same quarter in 2017.

Total revenue for the six months ended June 30, 2018 increased 79% to $41.9 million, as compared to $23.4 million for the same period in 2017.

Net Income

Net income for the quarter ended June 30, 2018 increased 71% to $3.5 million, as compared to $2.0 million for the same quarter in 2017.

Net income for the six months ended June 30, 2018 increased 75% to $4.6 million, as compared to $2.6 million for the same period in 2017.

Funds from Operations (“FFO”)

FFO for the quarter ended June 30, 2018 increased 81% to $9.6 million, as compared to $5.3 million for the same quarter in 2017.

FFO for the six months ended June 30, 2018 increased 87% to $17.8 million, as compared to $9.5 million for the same period in 2017.

Adjusted Funds from Operations (“AFFO”)

AFFO for the quarter ended June 30, 2018 increased 68% to $8.5 million, as compared to $5.0 million for the same quarter in 2017.

AFFO for the six months ended June 30, 2018 increased 79% to $15.9 million, as compared to $8.9 million for the same period in 2017.

Net Investment Activity

Acquisitions

During the quarter ended June 30, 2018, Essential Properties invested $214.4 million in 86 properties in 23 separate transactions at a weighted average cash and GAAP cap rate of 7.6% and 8.7%, respectively. These properties are 100% leased with a weighted average lease term of approximately 17.2 years. As a percentage of cash ABR, 89.6% of our acquisitions for the three months ended June 30, 2018 came from sale-leaseback transactions, 85.4% were subject to a master lease and 96.5% are required to provide us with financial reporting.

During the six months ended June 30, 2018, Essential Properties invested $278.5 million in 114 properties in 39 separate transactions at a weighted average cash and GAAP cap rate of 7.7% and 8.6%, respectively. These properties are 100% leased with a weighted average lease term of approximately 16.5 years. As a percentage of cash ABR, 84.4% of our acquisitions for the six months ended June 30, 2018 came from sale-leaseback transactions, 73.2% were subject to a master lease and 97.3% are required to provide us with financial reporting.

Dispositions

During the three months ended June 30, 2018, Essential Properties sold 10 properties for $13.8 million, with a gain on sales of $2.4 million. Excluding one property sold pursuant to a tenant purchase option, the disposition weighted average cash cap rate on the seven leased properties sold in the three months ended June 30, 2018 was 7.1%.

During the six months ended June 30, 2018, Essential Properties sold 16 properties for $21.5 million, with a gain on sales of $3.6 million. Excluding one property sold pursuant to a tenant purchase option, the disposition weighted average cash cap rate on the 12 leased properties sold in the six months ended June 30, 2018 was 6.8%.

Portfolio Update

Portfolio Highlights

As of June 30, 2018, Essential Properties’ portfolio consisted of 604 freestanding net lease properties, which included two properties that secure a mortgage note receivable, with a weighted average lease term of 14.3 years and a weighted average rent coverage ratio of 2.8x. As of the same date, the portfolio was 99.3% occupied by 134 tenants operating 136 different concepts across 41 states in 15 distinct industries. At second quarter end, 89.6% of our cash ABR was generated from tenants that operate service-oriented or experience-based businesses, and 68.6% of our cash ABR was derived from properties subject to a master lease.

Leasing Activity

During the six months ended June 30, 2018, Essential Properties renewed seven leases at a 96.1% recovery rate vs. prior cash rents and signed two new leases without vacancy at a 102.3% recovery rate. In total, we recovered 98.8% of prior cash rents from leasing efforts during the first half of 2018, which amounted to 1.4% of our cash ABR as of June 30, 2018.

Capital Markets, Leverage and Balance Sheet and Liquidity

Capital Markets Activity

On June 25, 2018, the Company completed its initial public offering (“IPO”) of 32,500,000 shares of common stock and the concurrent private placement to an affiliate of Eldridge Industries, LLC (“Eldridge”) of 7,785,611 shares of common stock and 1,142,960 units of limited partnership interest (“OP Units”) in Essential Properties, L.P., a Delaware limited partnership and the Company’s operating partnership. On July 24, 2018, the Company issued an additional 2,772,191 shares of common stock pursuant to the underwriter’s option to purchase additional shares. In total, the Company received approximately $589.2 million in net proceeds from the aforementioned transactions after deducting underwriting discounts and other IPO-related expenses.

Leverage

As of June 30, 2018, the Company’s Net Debt to Annualized Adjusted EBITDAre was 4.4x times while Pro Forma Net Debt to Annualized Adjusted EBITDAre was 3.9x (i.e., adjusted for the receipt of net proceeds resulting from the underwriters’ partial exercise of an option to purchase additional shares).

Balance Sheet and Liquidity

Essential Properties has a $300 million unsecured credit facility with no amounts outstanding as of August 7, 2018. The credit facility includes an accordion feature to increase, subject to certain conditions, the maximum availability of the facility by up to $200 million. In addition, we had approximately $151 million of cash and cash equivalents and restricted cash as of August 7, 2018.

Conference Call Information

In conjunction with the release of Essential Properties’ operating results, the Company will host a conference call on August 9, 2018 at 10:00 a.m. EDT to discuss the results. To access the conference, dial 877-407-0782. A live webcast will also be available in listen-only mode by clicking on the webcast link in the investors section at www.essentialproperties.com.

A telephone replay of the conference call can also be accessed by calling (877)-481-4010 and entering the access code: 36648. The telephone replay will be available through August 23, 2018.

A replay of the conference call webcast will be available approximately two hours after the conclusion of the live broadcast. The webcast replay will be available for 90 days. No access code is required for this replay.

Supplemental Materials

The Company’s Supplemental Operating & Financial Data—Second Quarter Ended June 30, 2018 are available on Essential Properties’ website at investors.essentialproperties.com.

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of June 30, 2018, our portfolio consisted of 604 freestanding net lease properties with a weighted average lease term of 14.3 years and a weighted average rent coverage ratio of 2.8x. As of the same date, the portfolio was 99.3% leased to 134 tenants operating 136 different concepts in 15 distinct industries across 41 states.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. When used in this press release, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management.  Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and the Company may not be able to realize them. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law. In light of these risks and uncertainties, the forward-looking events discussed in this press release might not occur as described, or at all.

Additional information concerning factors that could cause actual results to differ materially from these forward-looking statements is contained from time to time in the company’s Securities and Exchange Commission (the "Commission”) filings, including, but not limited to, the Company’s Quarterly Report on Form 10-Q. Copies of each filing may be obtained from the Company or the Commission. Such forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release.

The results reported in this press release are preliminary and not final. There can be no assurance that these results will not vary from the final results reported in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 that we will file with the Commission.

Non-GAAP Financial Measures and Certain Definitions

FFO and AFFO

In addition to net income computed in accordance with U.S. generally accepted accounting principles ("GAAP"), we also disclose funds from operations (“FFO”) and adjusted funds from operations (“AFFO”), both of which are non-GAAP financial measures. We believe these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs.

FFO and AFFO do not include all items of revenue and expense included in net income, nor do they represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), including the pro rata share of such adjustments of unconsolidated subsidiaries. FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales (which are dependent on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions).

To derive AFFO, we modify the NAREIT computation of FFO to include other adjustments to GAAP net income related to non-cash and certain other revenues and expenses such as straight-line rental revenue, non-cash interest expense, non-cash compensation expense, amortization of market lease-related intangibles, amortization of capitalized lease incentives, capitalized interest expense and transaction costs. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. We believe that AFFO is an additional useful supplemental measure for investors to consider, because it will help them to better assess our operating performance without the distortions created by non-cash and certain other revenues or expenses.

FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

EBITDA and EBITDAre

We calculate earnings before interest, taxes and depreciation and amortization (“EBITDA”) as earnings (GAAP net income) before interest expense, taxes and depreciation and amortization. In

2017, NAREIT issued a white paper recommending that companies that report EBITDA also report EBITDA further adjusted to exclude gains (or losses) on sales of depreciable property and real estate impairment losses (“EBITDAre”). We compute EBITDAre in accordance with the definition adopted by NAREIT. NAREIT defines EBITDAre as EBITDA (as defined above) excluding gains (or losses) from the sales of depreciable property and real estate impairment losses. We present EBITDA and EBITDAre as they are measures commonly used in our industry, and we believe that these measures are useful to investors and analysts because they provide important supplemental information concerning our operating performance exclusive of certain non-cash items and other costs.

EBITDA and EBITDAre are not measurements of financial performance under GAAP, and our EBITDA and EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

Net Debt

Net debt represents our gross debt (defined as total debt plus deferred financing costs, net) less cash and cash equivalents and restricted cash deposits held for the benefit of lenders. We believe excluding cash and cash equivalents and restricted cash deposits held for the benefit of lenders from gross debt, both of which could be used to repay debt, provides an estimate of the net contractual amount of borrowed capital to be repaid, which we believe is a beneficial disclosure to investors and analysts.

NOI and Cash NOI

Net operating income (“NOI”) and cash NOI (“Cash NOI”) are non-GAAP financial measures used by us to evaluate the operating performance of our real estate. NOI is equal to total revenues less property expenses. NOI excludes all other items of expense and income included in the financial statements in calculating net income or loss. Cash NOI further excludes non-cash items included in total revenues and property expenses, such as straight-line rental revenue and amortization of capitalized lease incentives and above- and below-market lease-related intangibles. We believe NOI and Cash NOI provide useful and relevant information because they reflect only those income and expense items that are incurred at the property level and present such items on an unlevered basis.

NOI and Cash NOI are not measurements of financial performance under GAAP, and our NOI and Cash NOI may not be comparable to similarly titled measures of other companies. You should not consider our NOI and Cash NOI as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

Adjusted EBITDAre / Adjusted NOI / Adjusted Cash NOI

We report Adjusted EBITDAre, Adjusted NOI and Adjusted Cash NOI as if all acquisition and disposition activity that took place during the relevant quarter had occurred on the first day of the quarter. We then annualize these estimates for the relevant quarter by multiplying them by four, which we believe provides a meaningful estimate of our current run rate for all properties owned as of the end of the relevant quarter. You should not unduly rely on these metrics as they are based on assumptions and estimates that may prove to be inaccurate. Our actual reported EBITDAre, NOI and Cash NOI for future periods may be significantly less than these estimates of current run rates for a variety of reasons.

Cash ABR

Cash ABR means annualized contractually specified cash base rent in effect as of the end of the relevant quarter for all of our leases (including those accounted for as direct financing leases) commenced as of that date, as well as interest on our mortgage loans receivable.

Cash Cap Rate

Cash Cap Rate means annualized contractually specified cash base rent for the first full month after acquisition or disposition divided by the purchase or sale price, as applicable, for the property.

GAAP Cap Rate

GAAP Cap Rate means annualized rental income computed in accordance with GAAP for the first full month after acquisition divided by the purchase price, as applicable, for the property.

Rent Coverage Ratio

Rent coverage ratio means the ratio of tenant-reported or, when unavailable, management’s estimate based on tenant-reported financial information, annual EBITDA and cash rent attributable to the leased property (or properties, in the case of a master lease) to the annualized base rental obligation as of a specified date.

Essential Properties Realty Trust, Inc.

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, in thousands)	2018	2017	2018	2017
Revenues:
Rental revenue[1]	$21,548	$12,670	$41,623	$22,678
Interest income on loans and direct financing leases	89	82	159	165
Other revenue	56	565	113	571
Total revenues	21,693	13,317	41,895	23,414

Expenses:
Interest	8,634	5,160	16,911	8,875
General and administrative	2,987	2,331	6,343	4,275
Property expenses	380	479	727	689
Depreciation and amortization	7,611	4,305	14,079	8,087
Provision for impairment of real estate	907	428	2,756	579
Total expenses	20,519	12,703	40,816	22,505
Income before income tax expense	1,174	614	1,079	909
Income tax expense	87	35	117	42
Income before gain on dispositions of real estate	1,087	579	962	867
Gain on dispositions of real estate, net	2,412	1,468	3,645	1,762
Net income	$3,499	$2,047	$4,607	$2,629

1. Includes $0.2 million, $0.5 million, $0.7 million and $0.7 million of contingent rent (based on a percentage of the tenant's gross sales at the leased property) during the three months ended June 20, 2018 and 2017 and the six months ended June 30, 2018 and 2017, respectively.

Essential Properties Realty Trust, Inc.

Consolidated Balance Sheets

(in thousands, except share, per share, unit and per unit amounts)	June 30, 2018	December 31, 2017
	(Unaudited)	(Audited)
ASSETS
Investments:
Real estate investments, at cost:
Land and improvements	$355,184	$278,985
Building and improvements	748,004	584,385
Lease incentive	2,275	2,275
Construction in progress	11,263	4,076
Intangible lease assets	64,315	62,453
Total real estate investments, at cost	1,181,041	932,174
Less: accumulated depreciation and amortization	(36,310)	(24,825)
Total real estate investments, net	1,144,731	907,349
Loans and direct financing lease receivables, net	6,322	2,725
Real estate investments held for sale, net	7,195	4,173
Net investments	1,158,248	914,247
Cash and cash equivalents	131,387	7,250
Restricted cash	8,644	12,180
Straight-line rent receivable, net	9,015	5,498
Prepaid expenses and other assets, net	5,115	3,045
Total assets	$1,312,409	$942,220

LIABILITIES AND EQUITY
Secured borrowings, net of deferred financing costs	$508,821	$511,646
Notes payable to related party	—	230,000
Intangible lease liabilities, net	12,152	12,321
Intangible lease liabilities held for sale, net	256	129
Accrued liabilities and other payables	6,736	6,722
Total liabilities	527,965	760,818
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; 150,000,000 authorized; none issued and outstanding as of June 30, 2018	—	—
Common stock, $0.01 par value; 500,000,000 authorized; 40,976,901 issued and outstanding as of June 30, 2018	403	—
Additional paid-in capital	531,589	—
Retained earnings	222	—
Members' equity:
Class A units, $1,000 per unit, 83,700 issued and outstanding as of December 31, 2017	—	86,668
Class B units, 8,550 issued, 1,610 vested and outstanding as of December 31, 2017	—	574
Class C units, $1,000 per unit, 91,450 issued and outstanding as of December 31, 2017	—	94,064
Class D Units, 3,000 issued, 600 vested and outstanding as of December 31, 2017	—	96
Total stockholders' / members' equity	532,214	181,402
Non-controlling interests	252,230	—
Total equity	784,444	181,402
Total liabilities and equity	$1,312,409	$942,220

Essential Properties Realty Trust, Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2018	2017	2018	2017
Net income	$3,499	$2,047	$4,607	$2,629
Depreciation and amortization of real estate	7,610	4,304	14,077	8,086
Provision for impairment of real estate	907	428	2,756	579
Gain on dispositions of real estate	(2,412)	(1,468)	(3,645)	(1,762)
Funds from Operations	9,604	5,311	17,795	9,532
Adjustments:
Straight-line rental revenue, net	(1,867)	(1,020)	(3,517)	(1,960)
Non-cash interest expense	589	380	1,165	758
Non-cash compensation expense	169	233	347	399
Amortization of market lease-related intangibles	(8)	134	130	143
Amortization of capitalized lease incentives	39	34	77	67
Capitalized interest expense	(83)	(44)	(136)	(75)
Transaction costs	18	—	26	—
Adjusted Funds from Operations	$8,461	$5,028	$15,887	$8,864

Essential Properties Realty Trust, Inc.

Reconciliation of Non-GAAP Financial Measures

Three Months Ended
(in thousands)	June 30, 2018
Net income	$3,499
Depreciation and amortization	7,611
Interest expense	8,634
Income tax expense	87
EBITDA	19,831
Provision for impairment of real estate	907
Gain on dispositions of real estate	(2,412)
EBITDAre	18,326
Adjustment for current quarter acquisition and disposition activity[1]	3,379
Adjusted EBITDAre	21,705
General and administrative	2,987
Adjusted net operating income ("NOI")	24,692
Straight-line rental revenue, net[1]	(2,207)
Amortization of market lease-related intangibles	(8)
Amortization of capitalized lease incentives	39
Adjusted Cash NOI	$22,515

Annualized EBITDAre	$73,304
Annualized Adjusted EBITDAre	$86,818
Annualized Adjusted NOI	$98,766
Annualized Adjusted Cash NOI	$90,061

1. These adjustments are made to reflect EBITDAre, NOI and Cash NOI as if all acquisitions and dispositions of real estate investments made during the three months ended June 30, 2018 had occurred on April 1, 2018.

Essential Properties Realty Trust, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except share and per share amounts)	June 30, 2018
Secured debt:
Series 2016-1, Class A	$257,156
Series 2016-1, Class B	17,243
Series 2017-1, Class A	228,909
Series 2017-1, Class B	15,669
Total secured debt	518,977

Unsecured debt:
Revolving credit facility[1]	—
Total unsecured debt	—
Gross debt	518,977
Less: cash & cash equivalents	(131,387)
Less: restricted cash deposits held for the benefit of lenders	(8,611)
Net debt	378,979

Equity:
Preferred stock	—
Common stock & OP units (60,033,453 shares @ $13.54/share as of 6/30/18)[2]	812,853
Total equity	812,853
Total enterprise value ("TEV")	$1,191,832

Pro forma adjustments to Net Debt and TEV[3]:
Net debt	$378,979
Less: cash received - overallotment option	(36,482)
Pro forma net debt	342,497
Total equity	812,853
Common stock - overallotment option (2,772,191 shares @ $13.54/share as of 6/30/18)	37,535
Pro forma TEV	$1,192,885

Net Debt / TEV	31.8%
Pro Forma Net Debt / Pro Forma TEV	28.7%

Net Debt / Annualized EBITDAre	5.2	x
Pro Forma Net Debt / Annualized EBITDAre	4.7	x

Net Debt / Annualized Adjusted EBITDAre	4.4	x
Pro Forma Net Debt / Annualized Adjusted EBITDAre	3.9	x

1. Our revolving credit facility provides a maximum aggregate initial original principal amount of up to $300 million and includes an accordion feature to increase, subject to certain conditions, the maximum availability of the facility by up to $200 million.

2. Common equity & units as of June 30, 2018, based on 40,976,901 common shares outstanding (including unvested restricted share awards) and 19,056,552 OP units held by non-controlling interests.

3. Pro forma adjustments have been made to reflect the impact of the partial exercise of the underwriters' overallotment option in the IPO.  On July 24, 2018, the underwriters completed the exercise of this option and we issued 2,772,191 shares of common stock for proceeds of $36.5 million, net of underwriters’ discounts.

Investor/Media:

Essential Properties Realty Trust, Inc.

Daniel Donlan

Senior Vice President, Capital Markets

609-436-0619

info@essentialproperties.com

Source: Essential Properties Realty Trust, Inc.